Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form F-3
(Form Type)

monday.com Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, no par value	Rule 456(b) and 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
Fees to be Paid	Other	Warrants(4)	Rule 456(b) and 457(r)	(1)	(1)	(1)	(3)	(3)
Fees to be Paid	Other	Purchase Contracts	Rule 456(b) and 457(r)	(1)	(1)	(1)	(3)	(3)
Fees to be Paid	Other	Units(5)	Rule 456(b) and 457(r)	(1)	(1)	(1)	(3)	(3)

		Total Offering Amounts				$ —	—	$ —
		Total Fees Previously Paid				—		—
		Total Fee Offsets				—		—
		Net Fee Due						$ —

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices.
(2)	Includes rights to acquire Ordinary Shares or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.
(4)	Warrants covered by this registration statement cover ordinary shares.
(5)	Each unit may be issued under one or more unit agreements and will represent an interest in one or more securities registered hereby, including shares of ordinary shares or warrants